Exhibit 10.16

EXECUTION COPY

SOLAR CAPITAL LTD.

500 Park Ave.

New York, New York 10022

Dated as of

December 28, 2017

To the Series 2016C Additional

Purchasers named in

Schedule A hereto

Ladies and Gentlemen:

This Second Supplement to Note Purchase Agreement (the “Supplement”) is among Solar Capital Ltd., a Maryland corporation (the “Company”), and the institutional investors named on Schedule A attached hereto (the “Series 2016C Additional Purchasers”).

Reference is hereby made to that certain Note Purchase Agreement dated as of November 8, 2016 (the “Note Purchase Agreement”) among the Company and the Purchasers listed on Schedule A thereto. All capitalized terms not otherwise defined herein shall have the same meanings as specified in the Note Purchase Agreement. Reference is further made to Section 4.18 of the Note Purchase Agreement which requires that, prior to the delivery of any Additional Notes, the Company and each Additional Purchaser shall execute and deliver a Supplement.

The Company hereby agrees with the Series 2016C Additional Purchasers as follows:

1.    The Company has authorized the issue and sale of $21,000,000 aggregate principal amount of its 4.50% Series 2016C Senior Notes due December 28, 2022 (the “Series 2016C Notes”). The Series 2016C Notes, together with the Series 2016A Notes issued pursuant to the Note Purchase Agreement, the Series 2016B Notes issued pursuant to the First Supplement to Note Purchase Agreement dated as of February 15, 2017 and each series of Additional Notes which may from time to time hereafter be issued pursuant to the provisions of Section 2.4 of the Note Purchase Agreement, are collectively referred to as the “Notes” (such term shall also include any such notes issued in substitution therefor pursuant to Section 13 of the Note Purchase Agreement). The Series 2016C Notes shall be substantially in the form set out in Exhibit 1 hereto with such changes therefrom, if any, as may be approved by the Series 2016C Additional Purchasers and the Company.

2.    Subject to the terms and conditions hereof and as set forth in the Note Purchase Agreement and on the basis of the representations and warranties hereinafter set forth, the Company agrees to issue and sell to each Series 2016C Additional Purchaser, and each

Solar Capital Ltd.	Second Supplement

Series 2016C Additional Purchaser agrees to purchase from the Company, Series 2016C Notes in the principal amount set forth opposite such Series 2016C Additional Purchaser’s name on Schedule A hereto at a price of 100% of the principal amount thereof on the closing date hereinafter mentioned.

3.    The sale and purchase of the Series 2016C Notes to be purchased by each Series 2016C Additional Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 10:00 A.M. Chicago time, at a closing (the “Series 2016C Closing”) on December 28, 2017. At the Series 2016C Closing, the Company will deliver to each Series 2016C Additional Purchaser the Series 2016C Notes to be purchased by such Purchaser in the form of a single Series 2016C Note (or such greater number of Series 2016C Notes in denominations of at least $100,000 as such Series 2016C Additional Purchaser may request) dated the date of the Series 2016C Closing and registered in such Series 2016C Additional Purchaser’s name (or in the name of such Series 2016C Additional Purchaser’s nominee), against delivery by such Series 2016C Additional Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number [Redacted] If, at the Series 2016C Closing, the Company shall fail to tender such Series 2016C Notes to any Series 2016C Additional Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to any Series 2016C Additional Purchaser’s satisfaction, such Series 2016C Additional Purchaser shall, at such Series 2016C Additional Purchaser’s election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Series 2016C Additional Purchaser may have by reason of such failure or such nonfulfillment.

4.    The obligation of each Series 2016C Additional Purchaser to purchase and pay for the Series 2016C Notes to be sold to such Series 2016C Additional Purchaser at the Series 2016C Closing is subject to the fulfillment to such Series 2016C Additional Purchaser’s satisfaction, prior to the Series 2016C Closing, of the conditions set forth in Section 4 of the Note Purchase Agreement with respect to the Series 2016C Notes to be purchased at the Series 2016C Closing as if each reference to “2016A Notes” or “Notes,” “Closing” and “Purchaser” set forth therein was modified to refer the “Series 2016C Notes,” the “Series 2016C Closing” and the “Series 2016C Additional Purchaser” (each as defined in this Supplement) and to the following additional conditions:

(a)    Each of the representations and warranties of the Company set forth in Exhibit A hereto shall be correct as of the date of Series 2016C Closing (except for representations and warranties which apply to a specific earlier date which shall be true as of such earlier date) and the Company shall have delivered to each Series 2016C Additional Purchaser an Officer’s Certificate, dated the date of the Series 2016C Closing certifying that such condition has been fulfilled.

(b)    Contemporaneously with the Series 2016C Closing, the Company shall sell to each Series 2016C Additional Purchaser, and each Series 2016C Additional Purchaser shall purchase, the Series 2016C Notes to be purchased by such Series 2016C Additional Purchaser at the Series 2016C Closing as specified in Schedule A hereto.

Solar Capital Ltd.	Second Supplement

5.    The Company covenants and agrees with the holders of the Series 2016C Notes that:

(a)    Notwithstanding Sections 9.11 and 9.12 of the Note Purchase Agreement but subject to clause (b) below, the Company shall not be required to deliver to the 2016C Additional Purchasers evidence in form and substance satisfactory to the 2016C Additional Purchasers that the Series 2016C Notes have been rated Investment Grade or better by either Fitch, S&P or another NRSRO.

(b)    If requested by holders of more than 50% of the outstanding principal amount of the Series 2016C Notes, the Company shall, within 30 days after the date of such request, deliver to the holders of the Series 2016C Notes in the manner provided in Section 18 of the Note Purchase Agreement evidence in form and substance satisfactory to such holders that the Series 2016C Notes have been rated Investment Grade or better by either Fitch, S&P or another NRSRO.

(c)    Following a request in accordance with clause (b) above, the Company covenants and agrees that, at its sole cost and expense, it shall cause to be maintained at all times a Rating of the Series 2016C Notes from at least one NRSRO that indicates that it will monitor the rating on an ongoing basis. No later than November 8 of each year, commencing in the year following a request in accordance with clause (b) above, the Company shall provide a notice to each of the holders of the Series 2016C Notes sent in the manner provided in Section 18 of the Note Purchase Agreement with respect to any then current Ratings of the Series 2016C Notes, which shall include a Rating from at least one NRSRO, and which notice shall include a copy of such Rating.

6.    Each Series 2016C Additional Purchaser represents and warrants that the representations and warranties set forth in Section 6 of the Note Purchase Agreement are true and correct on the date hereof with respect to the purchase of the Series 2016C Notes by such Series 2016C Additional Purchaser as if each reference to “2016A Notes” or “Notes,” “Closing” and “Purchaser” set forth therein was modified to refer the “Series 2016C Notes,” the “Series 2016C Closing” and the “Series 2016C Additional Purchaser” and each reference to “this Agreement” therein was modified to refer to the Note Purchase Agreement as supplemented by this Supplement.

7.    The Company and each Series 2016C Additional Purchaser agree to be bound by and comply with the terms and provisions of the Note Purchase Agreement as fully and completely as if such Series 2016C Additional Purchaser were an original signatory to the Note Purchase Agreement.

8.    This Supplement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

Solar Capital Ltd.	Second Supplement

The execution hereof shall constitute a contract between the Company and the Series 2016C Additional Purchasers for the uses and purposes hereinabove set forth, and this agreement may be executed in any number of counterparts, each executed counterpart constituting an original but all together only one agreement.

SOLAR CAPITAL LTD.

By
Name:
Title:

SCHEDULE A

(to Supplement)

Solar Capital Ltd.	Second Supplement

Accepted as of December     , 2017.

By:	[Redacted]By
Name:
Title:

Information Relating to Series 2016C Additional Purchasers[Redacted]

Solar Capital Ltd.	Second Supplement

SUPPLEMENTAL REPRESENTATIONS

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1.    Organization; Power and Authority. Each of the Company and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required of the Company or such Subsidiary, as applicable.

Section 5.2.    Authorization, Etc. The Transactions are within the Company’s corporate powers and have been duly authorized by all necessary corporate action and, if required, by all necessary shareholder action. The Note Purchase Agreement and the Second Supplement have been duly executed and delivered by the Company and the Note Purchase Agreement as supplemented by the Second Supplement constitutes, and each of the other Note Documents to which it is a party when executed and delivered will constitute, a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 5.3.    Disclosure. The Company has disclosed to the Series 2016C Additional Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Company to the Series 2016C Additional Purchasers in connection with the negotiation of the Note Purchase Agreement, the Second Supplement and the other Note Documents or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) when taken together with the Company’s public filings contains any material misstatement of fact therein (or omits to state any material fact necessary to make the statements therein not misleading), in the light of the circumstances under which they were made; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

Since the date of the most recent Applicable Financial Statements, there has not been any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (i) the business, Portfolio Investments and other assets, liabilities and financial condition of the Company and its Subsidiaries taken as a whole (excluding in any case a decline in the net asset value of the Company or a change in general market conditions or values

EXHIBIT A

(to Supplement)

Solar Capital Ltd.	Second Supplement

of the Company’s or any of its Subsidiaries’ Portfolio Investments), or (ii) the validity or enforceability of any of the Note Documents or the rights or remedies of the Purchasers and the holders of the Notes thereunder.

Section 5.4.    Organization and Ownership of Shares of Subsidiaries. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (i) of the Company’s Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary (other than any tax blocker or investment held by such tax blocker), and (ii) of the Company’s directors and senior officers.

(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except Permitted Liens, Liens created pursuant to the Security Documents or as otherwise disclosed in Schedule 5.4).

(c)    Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and, where legally applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where legally applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d)    No Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than the Note Purchase Agreement, the Second Supplement, the Senior Secured Credit Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

Section 5.5.    Financial Statements; Material Liabilities. The Company has heretofore delivered to each Purchaser the audited consolidated statement of assets and liabilities (or balance sheet) and statements of operations, changes in net assets and cash flows of the Company and its Subsidiaries as of and for the fiscal year ending on December 31, 2016; such financial statements present fairly, in all material respects, the consolidated financial position and results of operations and cash flows of the Company and its Subsidiaries as of such date in accordance with GAAP. The Company and its Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements.

Section 5.6.    Compliance with Laws. Each of the Company and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it

Solar Capital Ltd.	Second Supplement

or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is subject to any contract or other arrangement, the performance of which by the Company or any such Subsidiary could reasonably be expected to result in a Material Adverse Effect.

Section 5.7.    Governmental Authorizations, Compliance with Laws, Other Instruments, Etc. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as have been or will be obtained or made and are in full force and effect and are described in Schedule 5.7, (b) will not violate any applicable law or regulation or the limited liability company operating agreement, charter, by-laws or other organizational documents of the Company or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default in any material respect under any indenture, agreement or other instrument binding upon the Company or any of its Subsidiaries or assets, or give rise to a right thereunder to require any payment to be made by any such Person, and (d) will not result in the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority now pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that if adversely determined could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve the Note Purchase Agreement, the Second Supplement, the Note Purchase Agreement as supplemented by the Second Supplement or the Transactions.

(b)    Neither the Company nor any Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.9.    Taxes. Each of the Company and its Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed and has paid or caused to be paid all material Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Person has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of Federal, state or other taxes for all fiscal periods are adequate in all material respects.

Section 5.10.    Title to Property; Leases. Each of the Company and the other Obligors has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

Solar Capital Ltd.	Second Supplement

Section 5.11.    Licenses, Permits, Etc. Each of the Company and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.12.    ERISA. (a) The execution and delivery of the Note Purchase Agreement or the Second Supplement and the issuance and sale of the Series 2016C Notes under the Note Purchase Agreement as supplemented by the Second Supplement will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company in the first sentence of this Section 5.12(a) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds used to pay the purchase price of the Series 2016C Notes to be purchased by such Purchaser.

(b)    No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

Section 5.13.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Series 2016C Notes or any similar Securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than not more than 3 Institutional Investors (including the Series 2016C Additional Purchasers and, for purposes of this representation, all Series 2016C Additional Purchasers that are affiliated with each other are deemed one offeree), each of which has been offered the Series 2016C Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2016C Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Series 2016C Notes for refinancing of existing debt and general corporate purposes and in compliance with all laws referenced in Section 5.16. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying Margin Stock, and no part of the proceeds of the sale of the Series 2016C Notes hereunder will be used to buy or carry any Margin Stock, or to extend credit to others for the purpose of buying or carrying Margin Stock. After application of the proceeds of the sale of the Series 2016C Notes, not more than 25% of the value (as determined by any reasonable method) of the assets of the Company subject to any provision of the Note Purchase Agreement under which the sale, pledge or disposition of assets is restricted will consist of Margin Stock.

Solar Capital Ltd.	Second Supplement

Section 5.15.    Existing Indebtedness; Future Liens. (a) Part A of Schedule 5.15 is a complete and correct list of each note, bond, certificate, credit agreement, loan agreement, indenture, note purchase agreement, guarantee, letter of credit or other arrangement providing for or otherwise relating to any Indebtedness or any extension of credit (or commitment for any extension of credit) to, or guarantee by, the Company or any of its Subsidiaries outstanding on the date of the Series 2016C Closing, and the aggregate principal or face amount outstanding or that is, or may become, outstanding, the interest rate, collateral and related guaranties under each such arrangement is correctly described in Part A of Schedule 5.15.

(b)    Part B of Schedule 5.15 is a complete and correct list of each Lien securing Indebtedness of any Person outstanding or consented to on the date of the Series 2016C Closing covering any property of the Company or any Subsidiary Guarantor, and the aggregate Indebtedness secured (or that may be secured) by each such Lien and the property covered by each such Lien is correctly described in Part B of Schedule 5.15.

(c)    Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except for the Senior Secured Credit Agreement (and the other documents related thereto) and except as specifically indicated in Schedule 5.15.

Section 5.16.    Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Affiliated Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Affiliated Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b)    No part of the proceeds from the sale of the Series 2016C Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or Canada Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person or Canada Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions or Canadian Economic Sanctions.

Solar Capital Ltd.	Second Supplement

(c)    Neither the Company nor any Affiliated Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act, any similar provisions of the Criminal Code (Canada), any U.S. Economic Sanctions, any Canadian Economic Sanctions or any other United States or Canadian law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations or violations of Canadian Economic Sanctions Laws, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any governmental authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations or violations of Canadian Economic Sanctions Laws, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions or Canadian Economic Sanctions Laws, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions and Canadian Economic Sanctions Laws.

(d)    (1) Neither the Company nor any Affiliated Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act, the U.K. Bribery Act 2010 and any similar provisions of the Criminal Code (Canada) (collectively, “Anti-Corruption Laws”) in the past five years, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws in the past five years or (iv) has been or is the target of sanctions imposed by the United Nations, Canada or the European Union;

(2)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Affiliated Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to improperly obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any Anti-Corruption Laws; and

Solar Capital Ltd.	Second Supplement

(3)    No part of the proceeds from the sale of the Series 2016C Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to improperly obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Affiliated Entity is and will continue to be in compliance with the Anti-Corruption Laws.

(e)    Neither the Company nor any Affiliated Entity is (i) a Canada Blocked Person, (ii) an agent, department, or instrumentality of, or is otherwise controlled by or knowingly acting on behalf of, directly or indirectly, any such Person, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of any Canadian Economic Sanctions Laws. Neither the Company nor any Affiliated Entity has been notified by a governmental authority in Canada that its name appears or has been proposed for inclusion on a list of Persons maintained by a governmental authority in Canada that engage in investment or other commercial activities in any country that is subject to Canadian Economic Sanctions Laws. Neither the Company nor any Affiliated Entity knowingly engages in any dealings or transactions with any Canada Blocked Person.

Section 5.17.    Status under Certain Statutes. (a) The Company is a company that has elected to be regulated as a “business development company” within the meaning of the Investment Company Act and qualifies as a RIC.

(b)    The business and other activities of the Company and its Subsidiaries, including the issuance of the Series 2016C Notes under the Note Purchase Agreement as supplemented by the Second Supplement, the application of the proceeds and repayment thereof by the Company and the consummation of the Transactions contemplated by the Note Documents do not result in a violation or breach in any material respect of the applicable provisions of the Investment Company Act or any rules, regulations or orders issued by the SEC thereunder.

(c)    The Company is in compliance with its Investment Policies, except to the extent that the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.

Section 5.18.    Series 2016C Notes Rank Pari Passu. The obligations of the Company under the Note Purchase Agreement as supplemented by the Second Supplement and the Series 2016C Notes rank at least pari passu in right of payment with all other Senior Unsecured Indebtedness (actual or contingent) of the Company, including, without limitation, the Series 2016A Notes, the Series 2016B Notes and all other Senior Unsecured Indebtedness of the Company described in Schedule 5.15 hereto.

Section 5.19.    Investments. Set forth in Schedule 5.19 is a complete and correct list of all Investments (other than Investments of the types referred to in clauses (b), (c) and (d) of Section 10.4) held by the Company or any Subsidiary Guarantor in any Person on the date of the Series 2016C Closing and, for each such Investment, (x) the identity of the Person or Persons holding such Investment and (y) the nature of such Investment. Except as disclosed in Schedule 5.19, as of the date of the Series 2016C Closing each of the Company and the Subsidiary Guarantors owns, free and clear of all Liens (other than Permitted Liens or Liens created pursuant to the Security Documents), all such Investments.

Solar Capital Ltd.	Second Supplement

Section 5.20.    Affiliate Agreements. As of the date of the Series 2016C Closing, the Company has heretofore delivered (to the extent not otherwise publicly filed with the SEC) to each of the Purchasers true and complete copies of each of the Affiliate Agreements (including schedules and exhibits thereto, and any amendments, supplements or waivers executed and delivered thereunder). As of the date of the Series 2016C Closing, each of the Affiliate Agreements is in full force and effect.

SUBSIDIARIES AND DIRECTORS AND SENIOR OFFICERS

(i)    Subsidiaries (other than any tax blocker or investment held by such tax blocker):

NEFPASS, LLC

(ii)    The Company’s Directors and Senior Officers:

NAME	TITLE(S)

MICHAEL S. GROSS	CHIEF EXECUTIVE OFFICER, PRESIDENT, CHAIRMAN OF THE BOARD AND DIRECTOR (PRINCIPAL EXECUTIVE OFFICER)

STEVEN HOCHBERG	DIRECTOR

DAVID S. WACHTER	DIRECTOR

LEONARD A. POTTER	DIRECTOR

BRUCE SPOHLER	CHIEF OPERATING OFFICER AND DIRECTOR

RICHARD PETEKA	CHIEF FINANCIAL OFFICER (PRINCIPAL FINANCIAL OFFICER), TREASURER AND SECRETARY

GUY TALARICO	CHIEF COMPLIANCE OFFICER

DESCRIPTION OF NECESSARY CONSENTS, APPROVALS, ETC.

None.

LIENS AND INDEBTEDNESS

Part A:

Existing Indebtedness

Senior Secured Credit Agreement and related documentation

Total amount outstanding: $310,600,000

EXHIBIT 1

(to Supplement)

Rate of interest: floating rate based on LIBOR

•	The Senior Secured Credit Agreement

•	The Restated Guarantee and Security Agreement

•	Various standby letters of credit issued under the June 2012 Credit Agreement, totaling $0

Solar Capital Ltd. Series 2016A Senior Notes

Total amount outstanding: $50,000,000

Rate of interest: 4.40%

•	The Note Purchase Agreement, dated as of November 8, 2016, among the Company and each of the purchasers listed in Schedule A thereto, as amended (the “2016 Note Purchase Agreement”)

•	The notes issued pursuant to the 2016 Note Purchase Agreement

Solar Capital Ltd. Series 2016B Senior Notes

Total amount outstanding: $100,000,000

Rate of interest: 4.60%

•	The Note Purchase Agreement, dated as of November 8, 2016, among the Company and each of the purchasers listed in Schedule A thereto, as amended (the “2016 Note Purchase Agreement”)

•	The First Supplement to Note Purchase Agreement, dated as of February 15, 2017, among the Company and each of the purchasers listed in Schedule A thereto, as amended (the “First Supplement”)

•	The notes issued pursuant to the First Supplement

Solar Capital Ltd. Series 2016C Senior Notes

Total amount outstanding: $21,000,000

Rate of interest: 4.50%

•	The Note Purchase Agreement, dated as of November 8, 2016, among the Company and each of the purchasers listed in Schedule A thereto, as amended (the “2016 Note Purchase Agreement”)

•	The Second Supplement to Note Purchase Agreement, dated as of December 28, 2017, among the Company and each of the purchasers listed in Schedule A thereto, as amended (the “Second Supplement”)

•	The notes issued pursuant to the Second Supplement

Solar Capital Ltd. Notes

Total amount outstanding: $75,000,000

Rate of interest: 4.50%

Intercompany Loan to SLRC ADI Corporation

Total amount outstanding: $30,500,000

Rate of interest: 18%

•	Intercompany Loan, from the Company to SLRC ADI Corporation, as amended (the “Intercompany Loan”)

Part B:

Liens:

Liens on substantially all of the assets of the Company and the other Obligors granted pursuant to the Restated Guarantee and Security Agreement.

INVESTMENTS

[REDACTED]

[FORM OF SERIES 2016C NOTE]

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY JURISDICTION. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, ASSIGNED, ENCUMBERED, HYPOTHECATED OR OTHERWISE DISPOSED OF EXCEPT (I) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES THAT IS EFFECTIVE UNDER THE ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE ACT OR APPLICABLE STATE SECURITIES LAW, INCLUDING, WITHOUT LIMITATION, PURSUANT TO RULE 144 OR RULE 144A, PROVIDED THAT AN OPINION OF COUNSEL (WHICH MAY BE INTERNAL COUNSEL) SHALL BE FURNISHED TO THE COMPANY (IF REASONABLY REQUESTED BY THE COMPANY), IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY, TO THE EFFECT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE ACT AND/OR APPLICABLE STATE SECURITIES LAW.

SOLAR CAPITAL LTD.

4.50% SERIES 2016C SENIOR NOTE, DUE DECEMBER 28, 2022

No. [ ]	[Date]
$[ ]	PPN 83413U B*0

FOR VALUE RECEIVED, the undersigned, SOLAR CAPITAL LTD. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [                    ], or registered assigns, the principal sum of [                    ] DOLLARS (or so much thereof as shall not have been prepaid) on December 28, 2022, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance hereof at the rate of (a) 4.50% per annum from the date hereof, payable semiannually, on the twenty-eighth day of June and December in each year, commencing with the June 28 or December 28 next succeeding the date hereof, and on the Maturity Date until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the Default Rate (as defined in the hereinafter defined Note Purchase Agreement).

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Goldman Sachs Bank USA in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Second Supplement to the Note Purchase Agreement, dated as of November 8, 2016 (as from time to time amended, supplemented or modified, the “Note Purchase Agreement”), among the Company and the respective Purchasers named therein and Additional Purchasers of Notes from time to time issued pursuant to any Supplement to the Note Purchase Agreement. This Note and the holder hereof are entitled equally and ratably with the holders of all other Notes of all series from time to time outstanding under the Note Purchase Agreement to all the benefits provided for thereby or referred to therein. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement, (ii) made the representations and agreements set forth in Sections 6.2 and 6.1(b), (d) and (f) of the Note Purchase Agreement and (iii) agreed that any transfer or other disposition of this Note is otherwise subject to the terms and conditions contained in the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note of the same Series and tranche for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note and the holder hereof are entitled equally and ratably with the holders of all of the Notes, the Series 2016A Notes, the Series 2016B Notes and any Additional Notes issued and outstanding from time to time to the rights and benefits provided pursuant to the terms and provision of the Subsidiary Guarantee (as such term is defined in the Note Purchase Agreement). Reference is hereby made to the foregoing for a statement of the nature and extent of the benefits for the Notes afforded thereby and the rights of the holders of the Notes.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit application of the laws of a jurisdiction other than such State.

SOLAR CAPITAL LTD.

By
Name:
Title: